EXHIBIT 5.1
                                                                     -----------



                                 DIANE D. DALMY
                                 ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                            LAKEWOOD, COLORADO 80227
                                  303.985.9324
                            303.988.6954 (facsimile)
                           email: ddalmy@earthlink.net


April 8, 2004

Board of Directors
Gravity Spin Holdings, Inc.
950 Cambie Street, Suite 2206
Vancouver, British Columbia
Canada V6B 5X6

Re:  Registration Statement on Form S-8

Gentlemen:

Please be advised that I have been engaged as special counsel to Gravity Spin Holdings, Inc. (the "Company") in connection with the review of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"). The Registration Statement pertains to the registration of 200,000 shares of the Company's Common Stock for the issuance pursuant to the terms and provisions of a consulting agreement dated November 29, 2003 between the Company and Michael Tan ("Tan") and a consulting agreement dated November 29, 2003 between the Company and Anthony Tam ("Tam"), respectively (collectively, the "Consulting Agreements").

In connection with the provisions of the Consulting Agreements, this letter will constitute an opinion upon the legality of the issuance by the Company of up to an aggregate of 200,000 shares of Common Stock, all as referred to in the Registration Statement. I am of the opinion that: (i) the shares of Common Stock under the Registration Statement may be issued by the Company to Tan and Tam in accordance with the provisions of the Registration Statement and the respective Consulting Agreements, so long as such consulting and managerial services provided by Tan and Tam to the Company, respectively, do not include financial, investor relation or shareholder communication services including, but not limited to, services rendered directly or indirectly which promoted or maintained a market for the Company's securities or in connection with the offer or sale of securities in a capital-raising transaction on behalf of the Company; and (ii) the Company has duly authorized the issuance of the shares of Common
Stock,  and  when  issued  in  accordance  with the  terms  of the  Registration
Statement and the respective Consulting Agreements, will be validly issued, fully paid and non-assessable and removed from the restrictive holding period under Rule 144 of the Securities Act of 1933, as amended.



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Gravity Spin Holdings, Inc.
Page Two
April 8, 2004




In connection with this opinion, I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of the opinion hereinafter expressed including, but not limited to, the following: (i) the Registration Statement on Form S-8; (ii) the Articles of Incorporation and the Bylaws of the Company, as amended and currently in effect; (iii) the Consulting Agreements and associated documents;
(iv) certain resolutions of the Board of Directors of the Company relating to the Consulting Agreements; and (v) such other documents as I have deemed necessary or appropriate as a basis for this opinion. I have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies.

I am a member of the Bar of the State of Colorado and the opinions expressed herein are limited to the corporate laws of Nevada pertaining to matters such as the issuance of stock, but not including the "securities" or "blue sky" laws of various states.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Sincerely,

/s/ Diane D. Dalmy

Diane D. Dalmy